Exhibit 23.3

CONSENT OF DATA & CONSULTING SERVICES

DIVISION OF SCHLUMBERGER TECHNOLOGY CORPORATION

As independent oil and gas consultants, Data & Consulting Services Division of Schlumberger Technology Corporation hereby consents to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-84258, 33-89282, 33-88196, 333-07255, 333-27525, 333-30324, 333-30478, 333-52668, 333-67734, 333-67740, 333-109162, 333-118312, 333-126191, 333-135949, 333-143990, 333-151762, 333-157504, 333-160350 and 333-171468) and Form S-3 (File Nos. 333-155754 and 333-168509) of Chesapeake Energy Corporation of all references to our firm and information from our reserves report dated 1 February 2011, entitled “Reserve and Economic Evaluation of Proved Reserves of Certain Chesapeake Energy Corporation Eastern Division Oil and Gas Interests as of 31 December 2010”, included in or made a part of the Chesapeake Energy Corporation Annual Report on Form 10-K for the year ended 31 December 2010 to be filed with the Securities and Exchange Commission on or about 1 March 2011, and our summary report attached as Exhibit 99.2 to such Annual Report on Form 10-K.

DATA & CONSULTING SERVICES DIVISION OF SCHLUMBERGER TECHNOLOGY CORPORATION

By:	/s/ Charles M. Boyer II
Charles M. Boyer II, P.G.
Advisor Unconventional Reservoirs

Pittsburgh, Pennsylvania

1 March 2011